Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Urgent.ly Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457 (c)	113,170	$4.86	$550,006	$153.10 per $1,000,000	$84
Total Offering Amounts					$550,006		$84
Total Fees Previously Paid							$—
Total Fee Offset(3)							$—
Net Fee Due							$84

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), that become issuable by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated in accordance with Rule 457 (c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.86 per share, which represents the average of the high and low prices of the Registrant’s Common Stock on April 14, 2025, as reported on the Nasdaq Stock Market, which is within five business days prior to filing this Registration Statement.
(3)
The Registrant does not have any fee offsets.